EXHIBIT 99.1

PRESS RELEASE

CONTACT: TED ASHBY / MARK TOWE

PHONE 336-719-2310

FAX 336-789-3687

SURREY BANCORP REPORTS $461,339 IN SECOND QUARTER EARNINGS, A 56% INCREASE OVER 2002 SECOND QUARTER EARNINGS.

MOUNT AIRY, NORTH CAROLINA, JULY 23, 2003

Mount Airy based Surrey Bancorp (the “Company”:) Stock Symbol SRYB posted earnings of $461,339 in the second quarter of 2003. This equates to earnings of $.36 per fully diluted share. In comparison, the Company reported 2002 second quarter earnings of $296,080 or $.25 per fully diluted share.

The Company experienced strong revenue growth in the reporting period. Net interest income totaled $1,292,930 in the second quarter versus $1,150,489 in 2002, an increase of 12%. Non-interest income for the period amounted to $668,644, a 93% increase over the $346,338 posted in second quarter 2002. The large increase is attributable to the success of the mortgage lending operation. The provision for loan loss reserves in the second quarter of 2003 was $62,145 versus $121,887 in the second quarter of 2002, a 49% decrease. This decrease is a direct result of the reduction in outstanding loans in the Company’s sales finance company, Friendly Finance, LLC. Outstanding loans in Friendly Finance dropped 43% from June 30, 2002 to June 30, 2003. Softness in the used car market and tighter underwriting standards are responsible for reduction in sales finance contracts outstanding. Loan loss reserves for the Company amount to 2.01 % of gross loans outstanding at June 30, 2003. Non-interest expenses for the quarter were $1,147,240 versus $851,686 in 2002, a 35% increase. The increase is attributable to the opening of a new full service branch and additional personnel required to support the mortgage lending operation. Surrey Bancorp maintained strong growth rates in loans and deposits. Total assets at the end of the quarter were $115,827,523, an increase of 24% over 2002 second quarter assets of $93,771,315. Loans increased 30% to $102,590,764 at the end of the second quarter 2003 from $78,993,339 at the end of the second quarter 2002. Deposits increased to $96,301,914 at the end of the period compared to $76,693,981 in 2002, a 26% increase.

For the six month period ending June 30, 2003, net income was $791,661 or $.63 per fully diluted share compared to net income of $497,873 or $.42 per fully diluted share at period ended June 30, 2002.

In the second quarter of 2003, shareholders approved the formation of Surrey Bancorp, a bank holding company that owns 100% of Surrey Bank & Trust. Additionally, Surrey Bancorp successfully completed a private placement of

Convertible Non-Cumulative Perpetual Preferred Stock in the second quarter. The net proceeds of the offering provided $2,628,000 in capital to the Company.

Surrey Bancorp is located at 145 North Renfro Street, Mount Airy, North Carolina. The Company operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Additionally, there is a full service branch at 303 South Main Street, Stuart, Virginia. The Company is engaged in the sale of insurance products through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. Surrey Bancorp provides full service brokerage and investment advice through an association with U-Vest. Additionally, Surrey Bancorp owns Friendly Finance, LLC, a sales finance company located in Dobson, North Carolina.